Exhibit 99.1

Unaudited Pro Forma Consolidated Combined Financial Information

The following unaudited pro forma consolidated combined financial statements (the “Pro Forma Financial Statements”) have been prepared to reflect (i) the effects of the acquisition (the “Acquisition”) by Gaming and Leisure Properties, Inc. (“GLPI” or the “Company”) of substantially all of the real estate assets of Pinnacle Entertainment, Inc. (“Pinnacle”) pursuant to the Merger Agreement, by and among GLPI, Gold Merger Sub and Pinnacle on our financial statements, (ii) the issuance of $862.5 million of our common stock in a registered public offering and (iii) the incurrence of $2.2 billion aggregate principal amount of indebtedness (such financing transactions described in (ii) and (iii), the “Financing Transactions”). The unaudited pro forma consolidated combined balance sheet is presented as if the Acquisition and the Financing Transactions had occurred on March 31, 2016. The unaudited pro forma consolidated combined statements of income for the year ended December 31, 2015 and the three months ended March 31, 2016 are presented as if the Acquisition and Financing Transactions had occurred on January 1, 2015. The historical consolidated financial information has been adjusted to reflect factually supportable items that are directly attributable to the Acquisition and the Financing Transactions and, with respect to the statements of income only, expected to have a continuing impact on the combined results.

The Pro Forma Financial Statements have been prepared using the acquisition method of accounting using the accounting guidance for asset acquisitions in the Accounting Standards Codification ("ASC") 805 - Business Combinations ("ASC 805"), with our Company treated as the acquirer. Under asset acquisition accounting, transaction costs incurred to acquire the purchased assets are included as part of the asset cost. At this time, all fees related to purchasing substantially all of Pinnacle's real estate assets have not yet been billed and the purchase price therefore includes estimates of certain fees the Company has incurred related to purchasing substantially all of Pinnacle's real estate assets. Accordingly, the pro forma adjustments are preliminary, have been made solely for the purpose of providing the Pro Forma Financial Statements, and are subject to revision based on a final determination of fair value as of the date of acquisition. Differences, if any, between these preliminary estimates and the final acquisition accounting are not expected to have a material impact on the accompanying Pro Forma Financial Statements and our future consolidated results of operations and consolidated financial position.

The Pro Forma Financial Statements are provided for informational purposes only and do not purport to represent what our actual consolidated results of operations or consolidated financial position would have been had the Acquisition occurred on the dates assumed, nor are they necessarily indicative of our future consolidated results of operations or consolidated financial position. The Pro Forma Financial Statements should be read in conjunction with:

•	The accompanying notes to the Pro Forma Financial Statements;

•	The audited consolidated financial statements and accompanying notes contained in our 2015 Annual Report on Form 10-K; and

•	The unaudited consolidated financial statements and accompanying notes contained in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2016.

Unaudited Pro Forma Consolidated Combined Balance Sheet
As of March 31, 2016
(in thousands, except share and per share data)

	Actual	Pro Forma Adjustments		Pro Forma Combined

Assets
Real estate investments, net	$2,066,376	$1,422,547	A	$3,488,923
Land rights	—	596,920	B	596,920
Property and equipment, used in operations, net	126,755	—		126,755
Investment in direct financing lease, net	—	2,759,244	C	2,759,244
Cash and cash equivalents	61,561	4,067	D	80,937
		709	E
		14,600	F
Prepaid expenses	7,362	111	G	7,875
		402	H
Other current assets	64,376	(8,167)	D	56,209
Goodwill	75,521	—		75,521
Other intangible assets	9,577	—		9,577
Debt issuance costs, net of accumulated amortization of $9,500 at March 31, 2016	—	—		—
Loan receivable	27,813	—		27,813
Deferred tax assets, non-current	2,500	—		2,500
Other assets	388	259	G	647
Total assets	$2,442,229	$4,790,692		$7,232,921

Liabilities
Accounts payable	490	—		490
Accrued expenses	18,343	402	H	14,003
		(4,100)	D
		(642)	E
Accrued interest	42,848	—		42,848
Accrued salaries and wages	5,096	—		5,096
Gaming, property, and other taxes	25,351	—		25,351
Current maturities of long-term debt	104	—		104
Other current liabilities	18,390	14,600	F	32,990
Long-term debt, net of current maturities and unamortized debt issuance costs	2,468,881	2,200,000	I	4,600,177
		(31,894)	J
		1,351	E
		(38,161)	K
Deferred rental revenue	121,335	—		121,335
Deferred tax liabilities, non-current	206	—		206
Total liabilities	2,701,044	2,141,556		4,842,600

Shareholders’ (deficit) equity

Preferred stock ($.01 par value, 50,000,000 shares authorized, no shares issued or outstanding at March 31, 2016)	—	—		—
Common stock ($.01 par value, 500,000,000 shares authorized, 117,027,925 shares issued at March 31, 2016)	1,170	848	L	2,018
Additional paid-in capital	962,826	2,648,288	L	3,611,114
Retained deficit	(1,222,811)	—		(1,222,811)
Total shareholders’ (deficit) equity	(258,815)	2,649,136		2,390,321
Total liabilities and shareholders’ (deficit) equity	$2,442,229	$4,790,692		$7,232,921

Notes to the Unaudited Pro Forma Consolidated Combined Balance Sheet

GLPI calculated the total purchase price of $4.779 billion for the Pinnacle real estate assets by aggregating GLPI's issuance of $1.686 billion of common stock in exchange for the outstanding shares of Pinnacle common stock at the Closing Date and $137.8 million of common stock for GLPI’s portion of the outstanding employee equity and cash-based incentive awards outstanding at the Closing Date (using the Company's closing stock price of $32.57 on the Closing Date), repayment of $2.7 billion of Pinnacle Debt (through combined net proceeds from the Financing Transactions), payment of $226.8 million of transaction expenses related to the Acquisition that GLPI has agreed to pay on behalf of Pinnacle and incurrence of $28.3 million of its own transaction expenses to be included in purchase price. The Acquisition will be accounted for as an asset acquisition under ASC 805 and the Master Lease between GLPI and Pinnacle will be bifurcated between an operating lease and a direct financing lease under ASC 840 - Leases ("ASC 840"). The land and land rights portion of the lease will be classified as an operating lease and the building portion of the lease will be classified as a direct financing lease. The total purchase price will be allocated to the land and land rights acquired from Pinnacle, the investment in the direct financing lease and a director and officer liability insurance policy acquired from Pinnacle. The allocation of the purchase price components are described below.
Pro Forma Adjustments:

(A)	To record the fair value of the land acquired from Pinnacle.

(B)	To record the fair value of the land rights acquired from Pinnacle.

(C)
To record the investment in the direct financing lease. Under the Company’s application of ASC 840, GLPI will account for the lease of the building assets to Pinnacle as a direct financing lease. The accounting treatment for direct financing leases requires the Company to record an investment in direct financing leases on its books at lease inception and subsequently recognize interest income and a reduction in the investment for the building portion of rent.

(D)
To reclassify those transactions costs that were paid or accrued by GLPI prior to the closing of the Acquisition and recorded in other current assets on our historical March 31, 2016 balance sheet to the purchase price of the acquired Pinnacle real estate assets.

(E)	To record the impact of the debt issuance costs that were paid or accrued prior to the issuance of our new debt and recorded on our historical March 31, 2016 balance sheet.

(F)
To record GLPI’s assumption of certain tax liabilities of Pinnacle. Under the tax matters agreement, GLPI has agreed to be liable for taxes of Pinnacle arising as a result of the Acquisition, the spin-off and certain related transactions. GLPI’s liability in this regard will be limited by certain assumptions relating to Pinnacle’s tax attributes and projected taxable income, with Pinnacle bearing liability to the extent additional taxes may result from an inaccuracy in such assumptions. As this amount was not paid at the Closing Date, it will remain in cash until paid.

(G)
To record the fair value of the director and officer liability insurance policy acquired from Pinnacle at the Closing Date. The policy was prepaid by Pinnacle prior to the Acquisition and will be amortized to general and administrative expense within GLPI’s consolidated statement of earnings over the remaining policy term. The original policy term was six years; thus GLPI recorded one year of the prepaid policy as a current asset and the remainder of the policy as a long-term deposit.

(H)
To record the portion of the ground lease rent prepaid by Pinnacle at March 31, 2016 related to the land leases GLPI has subleased to Pinnacle. In accordance with ASC 605 - Revenue Recognition ("ASC 605"), the Company records a liability for the ground lease rent related to the subleased properties with an offsetting prepaid recorded within the consolidated balance sheet as GLPI has concluded it is the primary obligor.

(I)
To record the debt issued by GLPI in connection with the Acquisition. GLPI issued a five-year $400 million senior unsecured note with a fixed interest rate of 4.375% and a ten-year $975 million senior unsecured note with a fixed interest rate of 5.375%. Additionally, GLPI borrowed $825 million under an incremental Term Loan A facility with a five year maturity. This facility is variable in nature and priced at LIBOR plus 175 basis points.

(J)
To record anticipated debt issuance costs related to our new debt issuances associated with the Acquisition. Under ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuances Costs

(“ASU 2015-03”), debt issuance costs related to a recognized debt liability are presented as a direct reduction from the carrying amount of that debt liability on the balance sheet. GLPI early adopted ASU 2015-03 during its 2015 fiscal year and its historical financial statements reflect such presentation.

(K)	To record the repayment of borrowings outstanding under the Company’s revolving credit facility with excess proceeds raised from the Company's registered public debt and equity offerings.

(L)
To record the issuance of common stock of $1.824 billion to Pinnacle stockholders and to Pinnacle to satisfy the GLPI portion of employee equity and cash-based incentive awards, as well as a primary equity issuance of $862.5 million to fund acquisition related costs and repay a portion of the existing Pinnacle debt, net of issuance costs of $37.4 million. GLPI issued approximately 84.8 million new shares of common stock in connection with these transactions.

Unaudited Pro Forma Consolidated Combined Statement of Income of GLPI
For the Three Months Ended March 31, 2016
(in thousands, except per share data)

	Actual	Pro Forma Adjustments		Pro Forma Combined

Revenues
Rental income	$100,215	$59,754	A	$159,969
Income from direct financing lease		17,147	B, D	17,147
Real estate taxes paid by tenants	11,827	8,994	C	20,821
Total rental revenue and income from direct financing lease	112,042	85,895		197,937
Gaming	35,383	—		35,383
Food, beverage and other	2,776	—		2,776
Total revenues	150,201	85,895		236,096
Less promotional allowances	(1,381)	—		(1,381)
Net revenues	148,820	85,895		234,715

Operating expenses
Gaming	18,934	—		18,934
Food, beverage and other	2,053	—		2,053
Real estate taxes	12,207	8,994	C	21,201
General and administrative	20,906	2,151	D	25,396
		28	E
		2,311	G
Depreciation	27,083	—		27,083
Total operating expenses	81,183	13,484		94,667
Income from operations	67,637	72,411		140,048

Other income (expenses)
Interest expense	(33,401)	(23,225)	H	(56,626)
Interest income	517	—		517
Total other expenses	(32,884)	(23,225)		(56,109)

Income before income taxes	34,753	49,186		83,939
Income tax expense	2,004	—		2,004
Net income	$32,749	$49,186		$81,935

Earnings per common share:
Basic earnings per common share	$0.28	$0.13		$0.41
Diluted earnings per common share	$0.27	$0.13		$0.40

Dividends paid per common share	$0.56	$0.04		$0.60

Unaudited Pro Forma Consolidated Combined Statement of Income of GLPI
For the Year Ended December 31, 2015
(in thousands, except per share data)

	Actual	Pro Forma Adjustments		Pro Forma Combined

Revenues
Rental income	$392,075	$242,336	A	$634,411
Income from direct financing lease		71,959	B, D	71,959
Real estate taxes paid by tenants	35,050	35,977	C	71,027
Total rental revenue and income from direct financing lease	427,125	350,272		777,397
Gaming	142,310	—		142,310
Food, beverage and other	11,213	—		11,213
Total revenues	580,648	350,272		930,920
Less promotional allowances	(5,595)	—		(5,595)
Net revenues	575,053	350,272		925,325

Operating expenses
Gaming	77,188	—		77,188
Food, beverage and other	8,586	—		8,586
Real estate taxes	36,412	35,977	C	72,389
General and administrative	85,669	8,725	D	100,104
		446	E
		(3,980)	F
		9,244	G
Depreciation	109,783	—		109,783
Total operating expenses	317,638	50,412		368,050
Income from operations	257,415	299,860		557,275

Other income (expenses)
Interest expense	(124,183)	(92,901)	H	(217,084)
Interest income	2,332	—		2,332
Total other expenses	(121,851)	(92,901)		(214,752)

Income before income taxes	135,564	206,959		342,523
Income tax expense	7,442	—		7,442
Net income	$128,122	$206,959		$335,081

Earnings per common share:
Basic earnings per common share	$1.12	$0.56		$1.68
Diluted earnings per common share	$1.08	$0.57		$1.65

Dividends paid per common share	$2.18	$0.22		$2.40

Notes to the Unaudited Pro Forma Consolidated Combined Statements of Income

The total rent received from the tenant will be comprised of Base Rent and Percentage Rent components, which are described below.
Base Rent
Fixed amount for duration of lease. This amount will be:

(i)
A fixed component equal to $288,717,040 during the first year of the Master Lease, and thereafter escalated annually by 2%, subject to a cap that would cause the preceding year’s adjusted revenue to rent ratio for the leased properties in the aggregate not to fall below 1.8:1 (“Building Base Rent”); plus

(ii)	An additional fixed component equal to $44,141,480 annually (“Land Base Rent”)

Percentage Rent
A variable percentage rent component that will be calculated as follows and is equal to $44,141,480 during the first year of the Pinnacle Master Lease. The percentage rent shall be a fixed amount for the first two years of the lease, and thereafter will be adjusted every two years. The adjusted percentage rent shall be calculated by multiplying 4% by the excess (if any) of (a) the average annual net revenues for the trailing two-year period over (b) $1,103,537,000.
Based upon the Company’s application of ASC 840, the Pinnacle Master Lease will be accounted for partially as an operating lease and partially as a direct financing lease. The components of the revenues from rental properties on the Company’s Unaudited Pro Forma Consolidated Combined Statements of Income are described below.
Pro Forma Adjustments:

(A)
To record rental income associated with the acquired Pinnacle land and land rights in connection with the Pinnacle Master Lease. The fair market value of the acquired land and land rights at lease inception multiplied by the lessee’s incremental borrowing rate was used to calculate the land rent.

(B)
To record interest income associated with the acquired Pinnacle buildings under the Pinnacle Master Lease. The building portion of the lease is classified as a direct financing lease; therefore at the lease inception GLPI, as the lessor, records an investment in direct financing leases on its balance sheet and subsequently recognizes interest income and a reduction in the investment for the building portion of rent.

(C)
To record the estimated real estate taxes paid by Pinnacle on the leased properties. In accordance with ASC 605, the Company records revenue for the real estate taxes paid by its tenants on the leased properties with offsetting expense recorded in real estate taxes within the consolidated statements of income as GLPI has concluded it is the primary obligor.

(D)
To record the estimated ground lease rent paid by Pinnacle on the properties subleased from GLPI. The Company records revenue for the ground lease rent paid by its tenants on the subleased properties as income from the direct financing lease with expense recorded in general and administrative expenses within the consolidated statements of income as GLPI has concluded it is the primary obligor.

(E)	To record the amortization of the prepaid director and officer liability insurance policy acquired from Pinnacle on the date of the Acquisition.

(F)	To reverse the impact of transaction costs that were paid prior to the execution of the Merger Agreement, relating to the Acquisition.

(G)
To record expected amortization expense related to the acquired lease rights for the land on which Pinnacle’s acquired real estate assets reside. The estimated amortization expense related to these above market ground leases was determined based upon the individual lease term of each ground lease, including all renewal options.

(H)
To record anticipated interest expense related to GLPI’s fixed and variable rate borrowings related to the Acquisition. GLPI issued a five-year $400 million senior unsecured note with a fixed interest rate of 4.375% and a ten-year $975 million senior unsecured note with a fixed interest rate of 5.375%. Additionally, GLPI borrowed $825 million under an incremental Term Loan A facility with a five-year maturity. This facility is variable in nature and priced at LIBOR plus 175 basis points. The interest expense amount also includes the anticipated amortization of debt issuance costs, which is recorded as interest expense in the consolidated statement of earnings. The impact of a 1/8% change in the interest rate of our borrowings described in this paragraph and our existing variable rate debt pro forma for the repayment of $38.2 million of borrowings under the revolving credit facility would increase or decrease the Company’s annual interest expense by $3.3 million.